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EXHIBIT 11.

STATEMENT CONCERNING COMPUTATION OF EARNINGS PER SHARE
QUESTAR CORPORATION

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                                    Year Ended December 31,
                                        1993        1992        1991
                                    (In Thousands, Except Per Share
                                    Amounts)
Net Income Data

Income from continuing operations       $84,464     $73,771     $66,752
Preferred stock dividends                  (695)       (800)       (904)
Income for common from continuing
    operations                           83,769      72,971      65,848
Loss from discontinued operations        (2,772)     (2,437)     (2,719)
Cumulative effect of change in
    accounting for income taxes                       9,303
Income available for common stock       $80,997     $79,837     $63,129

Earnings Per Share on Income
Statement - Note A

Average shares outstanding               39,995      39,492      38,715
Earnings per share from continuing
    operations                            $2.10       $1.85       $1.70
Loss from discontinued operations         (0.07)      (0.06)      (0.07)
Cumulative effect                                      0.23
Net income per share                      $2.03       $2.02       $1.63

Primary Earnings Per Share

Average shares outstanding               39,995      39,492      38,715
Additional shares assuming exercise
of dilutive stock options -- based on
treasury stock method using average
market price                                300         206         117

Shares used in primary earnings per
share                                    40,295      39,698      38,832
Earnings per share from continuing
    operations                            $2.08       $1.84       $1.70
Loss from discontinued operations         (0.07)      (0.06)      (0.07)
Cumulative effect                                      0.23
Net income per share                      $2.01       $2.01       $1.63

Fully Diluted Earnings Per Share

Average shares outstanding               39,995      39,492      38,715
Additional shares assuming exercise
of dilutive stock options -- based on
treasury stock method using year-end
market price if higher than average
market price                                300         294         178

Shares used in fully diluted earnings
per share                                40,295      39,786      38,893
Earnings per share from continuing
    operations                            $2.08       $1.83       $1.69
Loss from discontinued operations         (0.07)      (0.06)      (0.07)
Cumulative effect                                      0.23
Net income per share                      $2.01       $2.00       $1.62
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Note A - The earnings per share reported on the income statement do not reflect the dilutive effect of the stock options because the dilution is less than 3%.